Exhibit 21.01
SUBSIDIARIES OF KEYNOTE SYSTEMS, INC.
Velogic, Inc., a California corporation
Keynote Europe Limited, a corporation organized under the laws of the England
Keynote Canada, a corporation organized under the laws of Canada
Vividence Corporation, a California corporation
Keynote SIGOS GmbH, a corporation organized under the laws of Germany
Keynote German Management GmbH
Keynote German Holding Company GmbH